UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 14, 2007 (December 10, 2007)

HEALTHCARE REALTY TRUST INCORPORATED

(Exact Name of Registrant as Specified in Charter)

MARYLAND	1-11852	62-1507028

(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)
3310 West End Ave. Suite 700 Nashville, Tennessee 37203

(Address of principal executive offices) (Zip Code)
(615) 269-8175

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)     On December 10, 2007, the Compensation Committee of the Board of Directors of Healthcare Realty Trust Incorporated (the “Company”) approved the Healthcare Realty Trust Incorporated Long-Term Incentive Program (the “Program”). The Program was adopted under the Company’s 2007 Employees Stock Incentive Plan (the “Incentive Plan”), which was approved by the Company’s shareholders at the 2007 Annual Meeting of Shareholders. The Program was adopted to provide specific award criteria with respect to incentive awards made under the Incentive Plan. The Company’s executive officers are participants in the Program.
     Under the terms of the Program, restricted stock or other awards authorized under the Incentive Plan may be granted to each Participant upon the Compensation Committee’s determination, and in its discretion, and are subject to such vesting periods and requirements as the Committee determines. Management of the Company may annually propose awards under the Program to the Compensation Committee. Awards under the Program count against the aggregate number of shares of stock that may be issued under the Incentive Plan.
     If management proposes awards under the Program, such proposal must include an analysis of the Company’s performance based on portfolio performance, investment performance, cash flow performance and affordability.
     The Company’s Salary Deferral Plan which was previously in effect under the Company’s 2003 Employees Restricted Stock Incentive Plan also continues forward under the Program. Under the Salary Deferral Plan, officers may elect to defer up to 40% of their base salary in the form of restricted shares of stock. The number of shares can be increased by a multiple of the deferred amount depending on the length of the vesting period selected by the officer.
     The foregoing summary of the Program does not purport to be complete and is qualified in its entirety by the Program, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01     Financial Statements and Exhibits
(d) Exhibits

Exhibit 10.1	Healthcare Realty Trust Incorporated Long-Term Incentive Program

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE REALTY TRUST INCORPORATED
By /s/ Scott W. Holmes
Scott W. Holmes
Senior Vice President and Chief Financial Officer

Date: December 14, 2007